Exhibit 10.06

AMENDED AND RESTATED TAX CONSOLIDATION AGREEMENT

OF MORRIS PUBLISHING GROUP, LLC

This AMENDED AND RESTATED TAX CONSOLIDATION AGREEMENT (this “Agreement”), dated with an effective date of January 6, 2010, is made by and among MORRIS PUBLISHING GROUP, LLC, a Georgia limited liability company (the “Company”), MORRIS COMMUNICATIONS COMPANY, LLC, a Georgia limited liability company (“Morris”), SHIVERS TRADING & OPERATING COMPANY, a Georgia corporation (“Shivers”), QUESTO, INC., a Georgia corporation (“Questo”) and MPG NEWSPAPER HOLDING, LLC, a Georgia limited liability company (“MPG Holding”). This Agreement hereby amends and restates that certain Tax Consolidation Agreement dated as of August 7, 2003 among the Company, Morris and Shivers, as amended by that certain Amendment No. 1 to Tax Consolidation Agreement dated as of January 28, 2009 (the “Reorganization Date”) among the Company, Morris, Shivers, Questo and MPG Holding.

WHEREAS, as of the Reorganization Date, the Company is a single-member limited liability company which is wholly owned by MPG Holding, and treated as a disregarded entity for federal income tax purposes. MPG Holding is a single-member limited liability company which is wholly owned by Shivers, and treated as a disregarded entity for federal income tax purposes. Shivers is a wholly-owned subsidiary of Questo;

WHEREAS, Morris is a single-member limited liability company which is wholly owned by Morris Communications Holding Company, LLC (“Morris Holding”). Prior to the Reorganization Date, Morris Holding was wholly owned by Shivers. As of the Reorganization Date, Morris Holding is wholly owned by Pesto Inc., a Georgia corporation (“Pesto”). Morris and Morris Holding are treated as disregarded entities for federal income tax purposes and, thus, are treated as part of Pesto as of the Reorganization Date (and are treated as part of Shivers prior to the Reorganization Date). Pesto is a wholly-owned subsidiary of Questo;

WHEREAS, prior to the Reorganization Date, Shivers was the common parent, and commencing on the Reorganization Date, Questo was the common parent, with Shivers and Pesto as members, of an affiliated group of corporations (collectively, the “Group”) as defined in Section 1504 of the Internal Revenue Code of 1986 (as amended, the “Code”), and will file consolidated federal income tax returns pursuant to Treas. Reg. §1.1502-75(a)(2). In addition, the Company, Morris, Shivers, MPG Holding and Questo (together with their respective subsidiaries) may be eligible to file consolidated or combined state or local income or franchise tax returns and may wish to file consolidated or combined state or local income or franchise tax returns;

WHEREAS, prior to the Reorganization Date, Shivers was a member of an affiliated group of corporations as defined in Section l504 of the Code, of which Shivers was the common parent, and filed consolidated federal income tax returns pursuant to Treas. Reg. §1.1502-75(a)(2) (and for all periods prior to the Reorganization Date, the term “Group” shall refer to the group of which Shivers was the common parent);

WHEREAS, commencing on the Reorganization Date, Questo will file consolidated returns and will include all items of income or loss of Shivers (including items of income or loss of the Company) and Pesto as part of Questo’s returns, but will not treat the Company as a separate member of the Group. For purposes of this Agreement, a return (including a return with respect to other tax liabilities of the Group, such as employment, excise, sales taxes) in which Questo includes on Questo’s return all items of income, loss or other activities of the Company (as a disregarded entity) shall be treated as a consolidated return;

WHEREAS, the Company, Shivers and Questo desire to allocate among themselves the benefits and burdens which arise from filing of consolidated federal tax returns and which may arise from filing of consolidated or combined state and local tax returns, as if each entity was treated as a corporation taxed under Subchapter C of the Code;

WHEREAS, the Company has entered into that certain Amended and Restated Credit Agreement dated as of October 15, 2009 (the “Credit Agreement”), by and among the Company, Morris, the lenders party thereto (the “Lenders”), and Tranche Manager, LLC, as administrative agent (the “Agent”);

WHEREAS, the Company has $278,478,000 in aggregate principal amount outstanding of the 7% Senior Subordinated Notes due 2013 (the “Notes”) under that certain Indenture dated as of August 7, 2003, and amended by that certain First Supplemental Indenture dated as of July 20, 2004, by and among the Company, each of the subsidiaries of the Company, and Wilmington Trust FSB, as successor trustee (the “Existing Indenture Trustee”);

WHEREAS, the Company has entered into that certain Restructuring Support Agreement (“Restructuring Support Agreement”) dated as of October 30, 2009, by and among the Company, each of the subsidiaries of the Company, and certain holders of the Notes, pursuant to which the Company has agreed to commence an exchange offer of $278,478,000 in principal amount of Notes for $100,000,000 in principal amount of new secured notes (the “New Notes”) as set forth in that certain Restructuring Term Sheet, dated as of September 23, 2009, as amended by that certain Amendment to Restructuring Term Sheet, dated as of October 15, 2009 (as amended, the “Restructuring Term Sheet”); and

WHEREAS, the Company has agreed in the Restructuring Support Agreement to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Morris, Shivers, MPG Holding, and Questo hereby agree as follows:

Section 1. Tax Allocations.

1.01 Consolidated Tax Returns. For periods commencing on the Restructuring Effective Date, Questo will file a consolidated federal income tax return for all taxable periods for which the Group is permitted to file such a return. For periods prior to the Restructuring Effective Date, Shivers filed or will file a consolidated federal income tax return for all taxable periods for which the Group is permitted to file such a return. Shivers, Morris, MPG Holding, and the Company agree (and agree to cause their respective subsidiaries) to file such consents, elections and other documents and to take such other action as may be necessary or appropriate to carry out the purposes of this Section 1.01.

1.02 Payment of Tax Liability. Questo will timely pay the Group’s federal tax liability. For each period during which the Company’s tax items are included in a consolidated federal tax return with Questo or Shivers, the Company shall pay to MPG Holding an amount equal to the federal income tax liability that the Company would pay (taking into account net operating loss carry forwards and carry backs) if it were filing its federal tax returns separately as a C corporation for that period and had filed separate tax returns for all other periods (including, without limitation, for all periods prior to the date hereof); provided, however, that any indebtedness of MPG Holding shall be treated for purposes of the computation of payments under this Section 1.02 of this Agreement as if it were a direct obligation of the Company and no other affiliate. In computing the federal income taxes payable by the Company under this Section 1.02, each of Questo, Shivers and the Company shall be deemed to have made any elections, taken any deductions and credits, and adopted any methods of reporting income and expense that (i) the Company would be permitted to make, take or adopt under the Code if it was filing its federal income tax returns separately as a C corporation for that period, and (ii) minimize the separate liability, or increase any refunds, of the Company.

1.03 Estimated Taxes. Payments due pursuant to Section 1.02 hereof shall be made on an estimated basis, such estimates being calculated, to the extent not inconsistent with said Section 1.02, in accordance with conventions used by Questo to compute its estimated tax (or, with respect to the first fiscal quarter of each fiscal year of the Company, at the Company’s option, on a three-month annualized basis, whether or not the estimated payment of Questo for the corresponding period is based upon such convention). Estimated payments shall be made prior to the due date of the corresponding estimated payments of Questo. Questo shall calculate the amount payable by the Company pursuant to this Section 1.03 and shall provide the Company with notice of any payments prior to the due date therefor. The difference, if any, between the liability of the Company for any taxable period, computed in accordance with Section 1.02 hereof, and the estimated payments made by the Company to MPG Holding pursuant to this Section 1.03 shall be payable by or refundable to the Company prior to the date of filing of the consolidated federal income tax returns of the Group for the taxable period. Questo shall calculate such amount and, if any amount is payable by the Company, shall provide the Company with notice of the amount due prior to the due date therefor and the Company shall make such payment to MPG Holding. If such amount is payable to the Company, Questo shall pay Shivers, Shivers shall pay MPG Holding, and MPG Holding shall pay the Company, such amounts.

1.04 Refunds. If on the basis of the computation made by the Company in accordance with Section 1.02 hereof, the Company would have been entitled to a refund of federal taxes, Questo shall pay Shivers, Shivers shall pay MPG Holding, and MPG Holding shall pay the Company the amount of that refund at the time that, if a refund has been applied for, the Internal Revenue Service makes the refund and, if a refund has not been applied for, at the time the Internal Revenue Service would have made the refund if it had been timely applied for. For example, if the Company has a net operating loss that, on a separate return basis, it could carry back and be entitled to a refund, Questo shall pay Shivers, Shivers shall pay MPG Holding, and MPG Holding shall pay the Company the amount of the refund even if no refund was actually received from the Internal Revenue Service because the net operating loss was used against income of Questo or because no taxes were paid in a prior year because of losses of Questo and/or its affiliates. Conversely, if the Company has a net operating loss that, on a separate return basis, it could not carry back but would have to carry forward, it shall not be entitled to a refund until it could, on a separate basis, use the carry forward even if, as a result of Questo’s income the Group in fact carried back the loss and obtained a refund. Notwithstanding the foregoing, the Company shall not be entitled to any refund in excess of the amounts it has paid pursuant to Section 1.02 hereof, as redetermined pursuant to Section 1.05 hereof. The payments and refunds of such amounts shall be treated analogously to the treatment in Sections 1.02 through 1.04 hereof.

1.05 Redeterminations. In the event of any adjustment to the tax return of the Group as filed (by reason of an amended return, claim for refund or an audit by the Internal Revenue Service), the liability of Questo or Shivers and the Company shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability. Payments between Questo, Shivers, MPG Holding, and the Company shall be made to reflect the results of this redetermination. The payments shall be made promptly before any corresponding payments to the Internal Revenue Service or promptly after the receipt of any refund from the Internal Revenue Service. Any payments shall include interest and penalties equal to the amount actually paid to, or received from, the Internal Revenue Service with respect to the redetermination of tax liabilities. Questo shall calculate the amounts of any payments and shall give Shivers, MPG Holding, and the Company at least 10 days’ notice of any amounts payable by the Company.

1.06 State and Local Taxes. If Questo, any affiliate of Questo (other than the Company and the subsidiaries of the Company) or the Company, or any of them, are eligible, but not required, to file consolidated or combined state or local income, franchise or other tax returns, Questo shall determine, in its sole discretion, whether to file any such return. If Questo, any affiliate of Questo (other than the Company and the subsidiaries of the Company) or the Company, or any of them, file consolidated or combined state or local tax returns, the Company shall pay to MPG Holding amounts equal to the amount of state or local tax that the Company would pay as a separate corporation. Questo shall pay Shivers, Shivers shall pay MPG Holding, and MPG Holding shall pay the Company the amount of any refunds the Company would have received from any state or local authority were it a separate corporation. The computations of such amounts, their payments, any refunds, all elections, and any adjustments shall be treated analogously to the treatment of federal taxes in Sections 1.02 through 1.05 hereof.

1.07 Indemnification. Questo shall indemnify the Company for any federal, state or local tax liability of Questo or any affiliate of Questo other than the Company, whether imposed pursuant to Treas. Reg. §1.1502-6, any state or local counterparts to that provision or otherwise. Any indemnification payments are to be made on an after-tax basis, within 10 days of the Company’s notifying Questo of its liability.

1.08 Information. The Company shall provide Questo with any information Questo may need in connection with Questo’s federal tax return and with any state or local tax consolidated or combined returns. Questo shall prepare, or have prepared at its expense, the federal consolidated income tax return and any state or local consolidated or combined income or franchise tax returns. Questo, Shivers, MPG Holding, and the Company shall cooperate with each other in the preparation of all federal, state or local income tax returns.

1.09 Audits. Questo shall act as Company’s agent in the event of any audit of Questo’s federal consolidated tax return and any state or local consolidated or combined tax returns and in any administrative or judicial proceedings with respect to such returns. Questo, Shivers, MPG Holding and the Company shall cooperate with each other in such audits, administrative or judicial proceedings.

1.10 Participation in Proceedings. Questo shall inform Shivers, MPG Holding, and the Company of any audits, administrative or judicial proceedings that may affect the Company’s tax liability. The Company shall have the right, at its own expense, to participate in such proceedings as to issues that affect the Company’s tax liability or that may affect the Company’s tax liability in future years. Questo shall not settle any such issues without the Company’s consent, which consent may not unreasonably be withheld.

1.11 Certain Limitations on Company’s Obligation. For the avoidance of doubt, and notwithstanding anything to the contrary contained or implied in this Agreement, the parties acknowledge and agree that the Company shall not be required to make any payments to MPG Holding, Questo or any other entity whose income is included in a consolidated or combined income or franchise tax return of the Group, and shall be indemnified against the making of any payments to the Internal Revenue Service or other state or local taxing authority, with respect to any tax consequences or liabilities arising from or attributable to either (i) the Plan of Reorganization attached as Schedule VIII to that certain Amendment No. 4 and Waiver No. 2 to the Credit Agreement, dated as of January 28, 2009, among the Company, Morris, Shivers, MPG Holding, the guarantors and lenders party there, and JPMorgan Chase Bank, N.A., as administrative agent, or (ii) the transactions contemplated by that certain term sheet and related diagram attached as Attachment A (and described therein as the “Senior Refinancing Transaction”, the “Senior Refinancing Documentation”) to the Restructuring Term Sheet; provided, however, that in calculating the obligations of the Company under this Agreement, there shall be taken into account the tax consequences and liabilities arising from or attributable to the refinancing or satisfaction of the Company’s senior secured debt and the issuance of the new MPG Holding debt as described in the Senior Refinancing Documentation, the issuance of the New Notes in exchange for the Notes, and the payment of related fees and expenses, all as provided for in connection with the Senior Refinancing Transaction (as defined in the Restructuring Support Agreement).

Section 2. Representations and Warranties. Each of Questo, Shivers, MPG Holding, Morris and the Company (each being herein called an “Obligor”) represents and warrants to the other that:

2.01 Corporate Existence. Questo and Shivers are corporations and MPG Holding, Morris and the Company are limited liability companies, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each has all requisite corporate or other power, and has all material governmental licenses, authorization, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted.

2.02 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter, by-laws or operating agreement of such Obligor or any of its subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which such Obligor or any of its subsidiaries is a party or by which they are bound or to which they are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any property of such Obligor or any of its subsidiaries pursuant to the terms of any such agreement or instrument.

2.03 Corporate Action. Such Obligor has all necessary corporate or limited liability company power, authority and legal right to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by such Obligor of this Agreement has been duly authorized by all necessary corporate or limited liability company action on its part (including, without limitation, any required shareholder or member approvals); and this Agreement has been duly and validly executed and delivered by such Obligor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.04 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by such Obligor of this Agreement or for the validity or enforceability hereof.

Section 3. Third Party Beneficiaries. Each of Questo, Shivers, Morris, MPG Holding, and the Company, for itself and its successors, covenants and agrees that the provisions of this Agreement are for the benefit, inter alia, of the trustee under the Indenture (the “New Indenture Trustee”) (or, prior to the issuance of the New Notes, the Existing Indenture Trustee), the holders of the New Notes (or, prior to the issuance of the New Notes, holders of the Notes), the Lenders, the Agent, any lenders of the Refinanced Debt as defined in the Indenture, and their respective successors and assigns; and each of the New Indenture Trustee (or, prior to the issuance of the New Notes, the Existing Indenture Trustee), the holders of the New Notes (or, prior to the issuance of the New Notes, holders of the Notes), the Lenders, the Agent and any lenders of the Refinanced Debt are hereby made an obligee hereunder and any one of them may enforce the provisions of this Agreement.

Section 4. Tax Elections. From and after the date the Indenture (as defined in the Restructuring Support Agreement) is issued:

4.01 The New Indenture Trustee shall have an approval right as more fully specified in Section 4.02 below with respect to elections made or positions taken for tax return purposes, and, in the case of subclause (D), actions taken, to the extent those elections, positions or actions taken could reasonably be expected to have any adverse consequence on the New Notes or the Company, related to (A) the exchange of the New Notes for the Notes (as defined in the Restructuring Support Agreement), (B) the Plan of Reorganization attached as Schedule VIII to that certain Amendment No. 4 and Waiver No. 2 to the Credit Agreement, dated as of January 28, 2009, among the Company, Morris, Shivers, MPG Holding, the guarantors and lenders party there, and JPMorgan Chase Bank, N.A., as administrative agent, (C) the Senior Refinancing Transaction, or (D) the indebtedness of MPG Holding.

4.02 At least twenty (20) business days prior to making any election or taking any position or action as described in Section 4.01 above, the Company shall provide the New Indenture Trustee with notice of such proposed election to be made, or position or action to be taken, setting forth in reasonable detail a description of such election, position or action the circumstances surrounding such election, position or action and the anticipated results of taking such election, position or action, and request that the New Indenture Trustee notify holders of the New Notes of such proposed election, position or action and request such holders of the New Notes notify the New Indenture Trustee in writing if such holders object to such proposed election, position or action. The Company shall request that the New Indenture Trustee notify it of any objections received from the holders of the New Notes. Unless the New Indenture Trustee notifies the Company that it has received written objections from the Required Noteholders (as defined in the Indenture) during such twenty (20) business day period (in which case the Company shall not make such election or take such position or action), the Company may then make such election or take such position or action.

4.03 For purposes of this Section 4, it is understood and agreed that this Section 4 shall apply to elections made or positions taken that could reasonably be expected to have any adverse consequence on the New Notes or the Company, only to the extent that such elections or positions are subject to the discretion of the Company, and shall not apply to any position taken if such position is required by applicable law or regulation. For this purpose, a position shall be deemed to be required by applicable law or regulation if the Company has received written advice from either (x) a nationally recognized law firm, or (y) a “Big Four” accounting firm, that such position is required by law or regulation.

Section 5. Miscellaneous.

5.01 No Impairment. No right, power or remedy of any holder of the New Notes (or, prior to the issuance of the New Notes, any holder of the Notes), any Lender, any lenders of the Refinanced Debt, the Agent, the New Indenture Trustee (or, prior to the issuance of the New Notes, the Existing Indenture Trustee) hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company, Questo, Morris, MPG Holding or Shivers.

5.02 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Georgia.

5.03 Waivers, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by Questo, Morris, Shivers, MPG Holding, and the Company so long as such amendments do not disadvantage the holders of the New Notes (or, prior to the issuance of the New Notes, holders of the Notes) in any material way with respect to the original indenture as in effect on the issue date and otherwise only with the consent of the Trustee. Any such amendment or waiver shall be binding upon Questo, Shivers, Morris, MPG Holding, the Company, the Existing Indenture Trustee, the New Indenture Trustee and each holder of the Notes or the New Notes.

5.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Questo, Morris, Shivers, MPG Holding, the Company, the Existing Indenture Trustee, the New Indenture Trustee and the holders of the Notes or the New Notes.

5.05 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument; and any of the parties hereto may execute this Agreement by signing any such counterpart.

5.06 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Company and the New Indenture Trustee and the holders of the New Notes in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MORRIS PUBLISHING GROUP, LLC

By: 1/6/2010	/s/ Steve. K. Stone
Name: Steve K. Stone Title: Sr. Vice President/CFO

MORRIS COMMUNICATIONS COMPANY, LLC

By: 1/6/2010	/s/ Steve. K. Stone
Name: Steve K. Stone Title: Sr. Vice President/CFO

SHIVERS TRADING & OPERATING COMPANY

By: 1/6/2010	/s/ Steve. K. Stone
Name: Steve K. Stone
Title: Sr. Vice President/CFO

MPG NEWSPAPER HOLDING, LLC

By: 1/6/2010	/s/ Steve. K. Stone
Name: Steve K. Stone
Title: Sr. Vice President/CFO

QUESTO, INC.

By: 1/6/2010	/s/ Steve. K. Stone
Name: Steve K. Stone
Title: Sr. Vice President/CFO